                                                                   Exhibit 10.56

                                      LEASE

                                   SEARS TOWER

                             233 SOUTH WACKER DRIVE

                                CHICAGO, ILLINOIS

                                   SPSS, INC.

                                      LEASE

                                   SEARS TOWER

                             233 SOUTH WACKER DRIVE

                                CHICAGO, ILLINOIS

                                   SPSS, INC.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SCHEDULE.................................................................     1

TERMS AND CONDITIONS.....................................................     5

1.    TERM...............................................................     5
2.    BASE RENT..........................................................     5
3.    ADDITIONAL RENT....................................................     5
4.    USE OF THE PREMISES................................................    10
5.    POSSESSION.........................................................    10
6.    SERVICES...........................................................    10
7.    REPAIRS............................................................    15
8.    ADDITIONS AND ALTERATIONS..........................................    16
9.    COVENANT AGAINST LIENS.............................................    17
10.   INSURANCE..........................................................    17
11.   FIRE OR CASUALTY...................................................    19
12.   WAIVER OF CLAIMS - INDEMNIFICATION.................................    20
13.   NONWAIVER..........................................................    21
14.   CONDEMNATION.......................................................    21
15.   ASSIGNMENT AND SUBLETTING..........................................    22
16.   SURRENDER OF POSSESSION............................................    25
17.   HOLDING OVER.......................................................    26
18.   ESTOPPEL CERTIFICATE...............................................    27
19.   OBLIGATIONS TO MORTGAGEES..........................................    27
20.   CERTAIN RIGHTS RESERVED BY LANDLORD................................    28
21.   RULES AND REGULATIONS..............................................    30
22.   DEFAULT AND LANDLORD'S REMEDIES....................................    30
23.   EXPENSES OF ENFORCEMENT............................................    32
24.   COVENANT OF QUIET ENJOYMENT........................................    33
25.   REAL ESTATE BROKER.................................................    33
26.   MISCELLANEOUS......................................................    33
27.   NOTICES............................................................    36
28.   LIMITATION OF LIABILITY............................................    36
29.   RIGHT OF FIRST OFFER...............................................    36
30.   TENANT'S OPTION TO RENEW...........................................    37
31.   SPECIAL IMPROVEMENTS...............................................    37

                                    EXHIBITS

EXHIBIT A   FLOOR PLAN OF PREMISES

EXHIBIT B   TENANT/CONTRACTOR AND VENDOR GUIDELINES

EXHIBIT C   RULES AND REGULATIONS

EXHIBIT D   ESTOPPEL CERTIFICATE

EXHIBIT E   CONDENSER WATER ADDENDUM

                                      LEASE
                                   SEARS TOWER
                             233 SOUTH WACKER DRIVE
                                CHICAGO, ILLINOIS

     THIS AGREEMENT OF LEASE made as of this 22nd day of November, 2005 (hereinafter referred to as the "Lease") between 233 S WACKER LLC, a Delaware limited liability company (hereinafter referred to as "Landlord"), and SPSS, INC., a Delaware corporation (hereinafter referred to as "Tenant");

                                    SCHEDULE

1. DESCRIPTION OF PREMISES: The premises designated on the plan attached hereto as Exhibit A and containing approximately a total of 41,577 square feet of "Rentable Area" on the 9th and 10th floors (being approximately 25,098 square feet of Rentable Area on the 9th floor and 16,479 square feet of Rentable Area on the 10th floor; collectively, the "Premises") in the building commonly known as the Sears Tower (the "Building") located at 233 South Wacker Drive in the City of Chicago, Cook County, Illinois (hereinafter referred to together with all present and future easements, additions, improvements and other rights appurtenant thereto, as the "Land").

2. USE OF PREMISES: Tenant shall use the Premises solely as general offices and customer training and for no other purpose whatsoever.

3. BASE RENT: The per annum rate of Base Rent and the monthly installments thereof are set forth on Schedule 1 attached hereto.

4. TENANT'S PROPORTIONATE SHARE: shall mean (a) 1.18% for the purposes of determining Taxes (as hereinafter defined) payable by Tenant hereunder, such percentage being the percentage calculated by dividing the Rentable Area contained in the Premises, as determined by Landlord and shown in Item 1 of this Schedule by 3,530,477 rentable square feet (being ninety-five percent (95%) of the aggregate amount of all office and retail space in the Building), and (b) 1.27% for purposes of determining Operating Expenses (as hereafter defined) payable by Tenant hereunder, such percentage being the percentage calculated by dividing the Rentable Area of the Premises, by 3,284,958 rentable square feet (being ninety-five percent (95%) of the aggregate amount of all office space in the Building). Tenant's Proportionate Share shall be adjusted proportionately if the number of square feet of Rentable Area in the Premises is increased pursuant to
     Section 29 hereof.

5.   COMMENCEMENT DATE: July 1, 2006.

6.   TERMINATION DATE: May 31, 2012.

7.   ADDRESSES FOR NOTICES:

     IF TO LANDLORD:

          233 S Wacker LLC
          c/o The Chetrit Group
          404 Fifth Avenue, 4th Floor
          New York, New York 10018

          and:

          233 S Wacker LLC
          c/o American Landmark Properties, Ltd.
          8114 Lawndale Avenue
          Skokie, Illinois 60076

          with copies to:

          233 S Wacker LLC
          c/o CB Richard Ellis
          233 South Wacker Drive, Suite 3530
          Chicago, Illinois 60606
          Attention: General Manager

     IF TO TENANT:

          SPSS, Inc.
          233 South Wacker Drive, Suite 950
          Chicago, Illinois 60606
          Attention: Terry Schohn

8.   BROKER: CB Richard Ellis.

     This Lease is subject to the Terms and Conditions and the provisions of any exhibits attached hereto, which Terms and Conditions and exhibits are hereby made a part of this Lease.

LANDLORD:                               TENANT:

233 S WACKER LLC,                       SPSS, INC.,
A DELAWARE LIMITED LIABILITY COMPANY    A DELAWARE CORPORATION


By: /s/ John M. Houston                 By: /s/ Raymond H. Panza
    ---------------------------------       ------------------------------------
Its: Authorized Member                  Its: Executive Vice President, Corporate
                                        Operations and Chief Financial Officer

                                   SCHEDULE 1

                                    Base Rent

                                          Annual
                                      Per Square Foot     Monthly       Annual
Period                               Base Rental Rate    Base Rent    Base Rent
------                               ----------------   ----------   -----------
July 1, 2006 - June 30, 2007 .....        $19.00*       $65,830.25   $789,963.00

July 1, 2007 - June 30, 2008 .....        $19.50        $67,562.63   $810,751.50

July 1, 2008 - June 30, 2009 .....        $20.00        $69,295.00   $831,540.00

July 1, 2009 - June 30, 2010 .....        $20.50        $71,027.38   $852,328.50

July 1, 2010 - June 30, 2011 .....        $21.00        $72,759.75   $873,117.00

July 1, 2011 - May 31, 2012 ......        $21.50        $74,492.13   $893,905.50

* If Tenant is not in Default under the Lease on the date any such installment is due, each of the first four (4) monthly installments of Base Rent due under the Lease shall be abated in full and shall not be payable by Tenant, subject to the terms of Section 22 of the Lease.

                              TERMS AND CONDITIONS

     Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the premises (hereinafter referred to as the "Premises") described in the Schedule appearing at the beginning of this Lease (hereinafter referred to as the "Schedule") and designated on the plan attached hereto as Exhibit A, subject to the covenants, terms, provisions and conditions of this Lease.

1.   TERM

     The term of this Lease (hereinafter referred to as the "Term") shall commence on the Commencement Date and shall end on the Termination Date each as provided in the Schedule, unless sooner terminated as provided herein.

2.   BASE RENT

     Tenant shall pay to Landlord at P.O. Box 8000, Department 794, Buffalo, New York 14267, or at such other place as Landlord or Landlord's agent may from time to time designate in writing, in currency which, at the time of payment, is legal tender for private or public debts in the United States of America, the applicable annual Base Rent set forth in Schedule 1 payable in equal monthly installments in the applicable amounts set forth in
     Schedule 1 in advance on or before the first day of each and every month during the Term without demand and without any abatement, setoff or deduction whatsoever, except as specifically set forth in this Lease. Such Base Rent shall be escalated on each anniversary of the Commencement Date as set forth in Schedule 1. Each period of twelve (12) months beginning on the Commencement Date or on any anniversary thereof and ending on the day before the following anniversary of the Commencement Date or on the Termination Date, as the case may be, is hereinafter referred to as a "Lease Year." Any Base Rent payable for a partial month at the beginning of the Term shall be paid on the first day of the first full calendar month of the Term. Any Base Rent payable for a partial month at the end of the Term shall be paid on the first day of such month.

3.   ADDITIONAL RENT

     In addition to paying the Base Rent specified in Section 2 hereof, Tenant shall pay as "Additional Rent" the amounts described in this Section 3. Such Additional Rent paid by Tenant and other tenants in the Building shall reimburse Landlord for all expenses of owning, operating and maintaining the Land and the Building, except as expressly excluded below, and shall permit Landlord to receive the Base Rent as "net" rent. The Base Rent and the Additional Rent and all other amounts due under this Lease are herein collectively referred to as the "Rent." All Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent is to be paid. Without limitation on other obligations of Tenant which shall survive the expiration of the Term, the obligations of Tenant to pay Additional Rent shall survive the expiration of the Term. For any Calendar Year which is not wholly included in the Term, Tenant shall be obligated to pay only a pro rata share of the Additional Rent for such Calendar Year, based on the number of days of the Term falling within such Calendar Year. Except as specifically provided in this Lease, Rent shall be paid without abatement, deduction or set off of any kind, it being the intention of the parties that, to the full extent permitted by law, Tenant's covenant to pay Rent shall be independent of all other covenants contained in this Lease.

     (a)  CERTAIN DEFINITIONS. As used in this Lease, the terms:

          (i)  "Base Year" shall mean Calendar Year 2006.

          (ii) "Calendar Year" shall mean each calendar year in which any part of the Term falls, through and including the year in which the Term expires.

          (iii) "Operating Expenses" shall mean all expenses, costs and disbursements of every kind and nature (determined for the applicable Calendar Year on an accrual basis) paid or incurred by Landlord or its managing agent in connection with the ownership, management, operation, maintenance and repair of the Land and Building (including, without limitation, the cost of providing electricity for lighting the Premises as provided in Subsection 6(a)(ii) below and other office space), except the following:

               A.   Taxes (as hereinafter defined);

               B.   Costs of capital improvements to any tenant's premises;

               C. Principal or interest payments on loans secured by mortgages or trust deeds on the Building or Land or rent payable on any ground lease of the Land;

               D. Costs of capital improvements to the Building, except that Operating Expenses shall include (1) the costs of any capital improvement completed during the Term which is intended to reduce any component of Operating Expenses and
                    (2) the costs of any capital improvement which is made by Landlord to keep the Land or Building in compliance with all governmental rules and regulations applicable from time to time thereto, in each case as evenly amortized over the useful life of each such capital improvement with interest on the unamortized amount at the greater of (A) ten percent (10%) per annum or (B) two percent (2%) per annum above the "prime rate" or "corporate base rate" announced from time to time by a major Chicago bank selected by Landlord (the "Prime Rate") (but in no event at a rate which is more than the highest lawful rate allowable in the State of Illinois);

               E. Costs of utilities and other services provided to and used in the operation of the retail stores in the Building, including tourist retail stores, provided that the costs of operating and maintaining the common areas adjoining such retail stores shall be included in Operating Expenses; and

               F. Costs and expenses incurred in connection with leasing space in the Building, such as leasing commissions and advertising and promotional expenses;

               G.   Costs incurred in connection with the parking garage;

               H. Any costs paid to Landlord's management agent which are in excess of customary market amounts for other Class A office buildings in downtown Chicago;

               I. Costs of repairs, alterations or replacements caused by casualty losses or other events to the extent Landlord receives insurance reimbursement;

               J. All material costs, interests and fines arising by reason of the violation by Landlord of any legal requirement applicable to the Building.

          (iv) "Taxes" shall mean taxes levied, assessed, imposed or accruing during the Term (or which Landlord is obligated to pay on behalf of any other person or entity having any interest in the Land or the Building) in connection with the Land, the Building, the operation thereof or any rights or responsibilities related thereto. "Taxes" shall include without limitation: (a) real estate taxes and assessments, special or otherwise, levied, assessed, imposed or accruing during the Term upon the Land or Building; (b) any tax, assessment, charge or fee which is imposed in substitution for, or in lieu of an increase in, such real estate taxes; (c) a tax on gross rents or leases or any income or franchise tax based on Landlord's income from the Land and Building which taxes such income in a different manner than income from sources other than the ownership and operation of income-producing real estate, which is substantively the functional equivalent of a tax on gross rents or leases, but is called by another name; or (d) a tax on the development of real estate or the construction or improvement of buildings or premises therein. Taxes shall also include, in the year paid, all fees for consultants and attorneys and all other costs incurred by Landlord in seeking to obtain a reduction of, or a limit on the increase in, any Taxes, regardless of whether any reduction or limitation is obtained. Taxes shall not include any inheritance, estate, succession, transfer, gift, franchise, or capital stock tax or any current state or federal income taxes or any income taxes other than those described above. With respect to any Taxes which include assessments against income or property not related to the Land or Building, Taxes shall include only that portion of such Taxes which would be payable if the Land and Building and all rights related thereto were the only assets of Landlord. Taxes shall not include interest or penalties arising as a result of a late payment, except to the extent such late payment is due to the default of Tenant hereunder.

     (b) EXPENSE ADJUSTMENT. Tenant shall pay to Landlord or Landlord's agent as Additional Rent, an amount ("Expense Adjustment Amount") equal to Tenant's Proportionate Share of the amount of Operating Expenses plus Tenant's pro rata share of the special allocation of Variable Operating Expenses (as defined in Section 3(c)) in excess of Operating Expenses and Variable Operating Expenses for the Base Year incurred with respect to each Calendar Year or any portion thereof. The Expense Adjustment Amount with respect to each Calendar Year shall be paid in monthly installments during that Calendar Year in an amount reasonably estimated from time to time by Landlord and communicated by written notice to Tenant. Landlord shall cause to be kept books and records showing Operating Expenses in accordance with an appropriate system of accounts and accounting practices consistently maintained. Following the close of each Calendar Year, Landlord shall compute the Expense Adjustment Amount for that Calendar Year based on the Operating Expenses (and any special allocation of Variable Operating Expenses) for that Calendar Year and shall deliver to Tenant a statement of the Expense Adjustment Amount plus a statement of all estimated installments paid by Tenant with respect to that Calendar Year. Tenant shall pay to Landlord any deficiency shown by such statement within thirty (30) days after Tenant receives the statement. If the installments paid exceed the amounts due, Landlord shall either credit the excess against payments next due to Landlord from Tenant hereunder or at Landlord's option, and if Tenant is not then in default hereunder, refund the excess to Tenant no later than thirty (30) days thereafter. The foregoing obligations of Landlord and Tenant shall survive the expiration of the Term. Delay in computation of the Expense Adjustment Amount shall not be deemed a default hereunder or a waiver of Landlord's right to collect the Expense Adjustment Amount; provided, however, that Landlord shall compute such Expense Adjustment Amount not later than twelve (12) months following the close of such Calendar Year. Each annual statement of Operating Expenses shall itemize Operating Expenses in a reasonably detailed manner and shall separately state, and show the basis for calculation of, the amount of any amortization of capital expenditures included in Operating Expenses as provided above and any allocation of Variable Operating Expense as provided below. Tenant shall have the right to cause to be audited, by a firm of independent public accountants (not paid on a contingency basis) designated by Tenant and satisfactory to Landlord, Landlord's records in respect of Operating Expenses, the cost of which shall be borne by Tenant unless it is demonstrated that Landlord has overstated Tenant's Expense Adjustment Amount by more than 3%, in which case Landlord shall bear the cost of such audit. The results of such audit shall be deemed final and conclusive as to Landlord and Tenant and any amounts due from Landlord or Tenant to the other as indicated by the written report of such audit shall be paid within thirty (30) days after the receipt by Landlord and Tenant of such report. Unless such an audit is commenced within 90 days after Tenant's receipt of the statement for a Calendar Year, such statement shall be deemed final and conclusive as to Tenant. Tenant's right to audit shall not reduce or defer Tenant's obligation to pay the amounts shown on any such statement when due, subject to readjustment as described above. All information obtained by Tenant in connection with such audit shall be utilized by Tenant on a confidential basis and shall not be shared with other tenants in the Building.

     (c) ALLOCATION OF VARIABLE OPERATING EXPENSES. If at any time during the Term less than ninety-five percent (95%) of the then current office space in the Building is occupied, at Landlord's option those components of Operating Expenses which vary with occupancy ("Variable Operating Expenses") shall be removed from general Operating Expenses and allocated to the portion of the office space in the Building which is actually occupied and generating such components of Operating Expenses. This special allocation shall be made on a pro rata basis over the occupied office space in the Building, based on both the comparative Rentable Areas of the Building which are occupied and the portion of the Calendar Year during which the portions of the Building were occupied. For purposes of this Section, Variable Operating Expenses shall mean janitorial services, electricity for overhead lighting, HVAC costs and elevator maintenance costs. Operating Expenses which do not vary with occupancy, such as public liability insurance and lobby maintenance will continue to be allocated on a pro rata basis over the office space in the Building whether or not occupied and Tenant shall only be responsible for Tenant's Proportionate Share of those Operating Expenses.

     (d) TAX ADJUSTMENT. Tenant shall pay to Landlord or Landlord's agent as Additional Rent, an amount ("Tax Adjustment Amount") equal to Tenant's Proportionate Share of the amount of Taxes in excess of Taxes for the Base Year incurred with respect to each Calendar Year or any portion thereof. The Tax Adjustment Amount with respect to each Calendar Year shall be paid in monthly installments during that Calendar Year in an amount reasonably estimated from time to time by Landlord and communicated by written notice to Tenant. If Taxes for any Calendar Year are payable in whole or in part before the end of that Calendar Year, Tenant shall, within thirty (30) days after the written request of Landlord, promptly pay Tenant's Proportionate Share of the payment as a special installment, after deducting installments previously paid by Tenant under this Section 3(d) for such Calendar Year. Following the final payment of Taxes for each Calendar Year, Landlord shall compute the Tax Adjustment Amount for that Calendar Year and deliver to Tenant a statement of the Tax Adjustment Amount plus a statement of all estimated installments paid by Tenant for that Calendar Year. Tenant shall pay to Landlord any deficiency shown by the statement within thirty (30) days after Tenant receives the statement. If the installments paid exceed the actual amount due, Landlord shall either credit the excess against payments next due to Landlord from Tenant hereunder or at Landlord's option, and if Tenant is not then in default hereunder, refund the excess to Tenant no later than thirty
          (30) days thereafter. The amount of any refund of Taxes received by Landlord shall be credited against Taxes for the year in which such refund is received. The foregoing obligations of Landlord and Tenant shall survive the expiration of the Term. In determining the amount of Taxes for any Calendar Year, the amount of special assessments to be included shall be limited to the amount of the installment (plus any interest payable thereon) of the special assessment required to be paid during that year as if Landlord had elected to have the special assessment paid over the maximum period of time permitted by law. All references to Taxes "for" a particular year shall be deemed to refer to Taxes levied or assessed for the year without regard to when such Taxes are paid or payable. Delay in computing the Tax Adjustment Amount shall not be deemed a Default hereunder or a waiver of Landlord's right to collect the Tax Adjustment Amount; provided that Landlord shall provide a final statement of Taxes for a Calendar Year no later than twelve (12) months after the due date of the final installment of Taxes for such Calendar Year.

4.   USE OF THE PREMISES

     (a) RESERVED AREAS. This Lease does not give Tenant any right to use, and Landlord hereby excludes and reserves for its sole and exclusive use, subject to Tenant's express rights hereunder, the following areas in and about the Premises: janitor closets, stairways and stairwells, fan, mechanical, electrical, telephone and similar rooms (other than those installed for Tenant's exclusive use); elevator, pipe and other vertical shafts, flues and ducts; all areas above the acoustical ceiling (except that Tenant may use the areas above the acoustical ceiling for conduit, provided such conduit is encased, meets all codes and is otherwise reasonably approved by Landlord and Landlord's architect) and below the finished floor covering installed in the Premises; all other structural or mechanical elements serving other areas of the Building; and all subterranean, mineral, air, light and view rights.

     (b) PERMITTED USE. Tenant shall use and occupy the Premises solely for the purposes set forth in the Schedule and for no other purpose.

     (c) COMPLIANCE WITH LAWS. Tenant shall not use or permit the use of any part of the Premises for any purpose prohibited by law. Tenant shall, at its sole expense, comply with and conform to all of the requirements of all governmental authorities having jurisdiction over the Building which relate in any way to the condition, use and occupancy of the Premises throughout the entire Term of this Lease. Nothing in this Section 4(c) shall be construed to require Tenant to modify the Building structure or systems except if the need for such modifications is caused by Tenant's use of the Premises other than for general office use.

5.   POSSESSION

     (a) POSSESSION OF THE PREMISES. Tenant is in occupancy of the Premises. Tenant acknowledges and agrees that the Premises are in good order and satisfactory condition.

6.   SERVICES

     (a) LIST OF SERVICES. So long as Tenant is not in Default under any covenant or condition of this Lease, Landlord shall provide the following services on all days during the Term, except Saturdays, Sundays and Holidays (herein defined to be New Year's Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day. and Christmas Day), unless otherwise stated:

          (i) Heating and air conditioning in the Premises from Monday through Friday, from 8 a.m. to 6 p.m. and on any Saturday which is not a Holiday from 8 a.m. to 1 p.m. Landlord will operate the system of distribution ducts, supply registers and diffusers, return grilles and associated fixtures to provide in the Premises as currently partitioned, heating and air conditioning with capacity to provide the following results during the business hours set forth above; which heating and air conditioning shall, within tolerances normal in first class office buildings in downtown Chicago, be capable of providing the following: (a) air conditioning which shall be capable of maintaining inside space conditions of seventy-eight degrees (78 Degrees) Fahrenheit dry bulb and fifty percent (50%) relative humidity when outside conditions are ninety-two degrees (92 Degrees) Fahrenheit dry bulb and seventy-five degrees (75 Degrees) Fahrenheit wet bulb and (b) heating which shall be capable of maintaining inside space conditions of not less than seventy-two degrees
               (72 Degrees) Fahrenheit when outside air temperatures are not less than minus ten degrees (-10 Degrees) Fahrenheit and not more than sixty-five degrees (65 Degrees) Fahrenheit. The foregoing is based upon occupancy density of not more than one (1) person per hundred (100) square feet of floor area, and a maximum electric lighting and office machine load of five (5) watts per square foot of floor area.

               Tenant will pay for all heating and air conditioning requested and furnished prior to or following such hours at rates to be established from time to time by Landlord. Landlord's obligations with respect to heating and air conditioning are subject to all governmental rules, regulations and guidelines applicable thereto. The current rate for after hours HVAC is $109 per hour per floor. Such rate is subject to change from time to time. Wherever heat generating machines or equipment are used by Tenant in the Premises, which affect the temperature otherwise maintained by the air-cooling system, or where the configuration and placement of such equipment creates a per square foot heat load above what would be considered normal for office use, Landlord reserves the right to install supplementary air-conditioning units in the Premises and the expense of installation, operation and maintenance of any such supplementary units shall be paid by Tenant to Landlord as Additional Rent.

          (ii) Electricity solely for the lighting fixtures in the Premises of up to three (3) watts per square foot of rentable area within the Premises, together with adequate electrical wiring and facilities to the Premises for standard building lighting fixtures and for Tenant's incidental uses. Distribution within the Premises is at Tenant's expense, although Tenant may use any existing conduit system within the Premises. All electricity used in the Premises other than for lighting fixtures shall be separately metered by a meter or meters to be installed at Landlord's expense. Tenant agrees to pay for such electricity directly to the utility providing such electricity. Tenant shall bear the cost of providing all light fixtures and replacement of all lamps, tubes, ballasts and starters for lighting fixtures. With respect to such incidental uses, adequate electrical wiring and facilities will be furnished up to the meter in the Premises by Landlord, provided that: (a) the connected electrical load of the incidental use equipment does not exceed an average of two (2) watts per square foot of rentable area within the Premises; (b) the electricity for incidental uses will be at a nominal one hundred twenty (120) volts and no electrical circuit for the supply of such incidental use will have a current capacity exceeding twenty (20) amperes with a load not exceeding sixteen (16) amperes; and (c) such electricity will be used only for equipment and accessories normal to office usage. If Tenant's requirements for electricity for incidental uses exceed those set forth in the preceding sentence, Landlord reserves the right to require Tenant to install the conduit, wiring and other equipment necessary to supply electricity for such excess incidental use requirements at Tenant's expense by arrangement with Commonwealth Edison Company or another approved local utility. If Tenant's actual usage of electricity for lighting exceeds two (2) watts per square foot, then Landlord may charge and collect from Tenant a fee for such excess usage, the amount of such fee to be determined by Landlord. With respect to electricity for lighting, electricity for two hundred sixty (260) hours of lighting per month will be provided by Landlord as part of Operating Expenses. Tenant shall be billed monthly for all overtime hours of lighting in excess of two hundred sixty (260) hours per month.

          (iii) City water from the regular Building outlets for drinking, lavatory and toilet purposes. Upon execution by Landlord and Tenant of the "Condenser Water Addendum" attached hereto as Exhibit E, Landlord agrees to make available to Tenant supplemental condenser water as therein provided. If Landlord and Tenant have not executed the Condenser Water Addendum, then Landlord shall not have any obligation to provide Tenant with supplemental condenser water.

          (iv) Janitorial services as generally provided in first-class office buildings in downtown Chicago.

          (v) Window washing of the inside and outside of those windows in the Building's perimeter walls which are situated in the Premises, weather permitting, at intervals to be determined by Landlord, but in no event less than two (2) times per Calendar Year with respect to the inside of said windows and no less than three (3) times per calendar year with respect to the outside of said windows.

          (vi) Adequate automatic passenger elevator service. Tenant shall have access to the Building 24 hours a day, 7 days a week, 365 days a year, subject to the other terms and conditions of this Lease.

          (vii) Freight elevator services, Monday through Friday only, from 7 a.m. to 5 p.m. from the first lower level of the Building to the level on which the Premises are located, subject to reasonable scheduling by Landlord. The use of freight elevators shall be subject to reasonable regulations promulgated by Landlord from time to time.

          (viii) Receiving room and loading dock services, on any Monday through Friday which is not a Holiday, from 8 a.m. to 4 p.m., subject to reasonable scheduling by Landlord. The use of the receiving room and loading dock shall be subject to reasonable regulations promulgated by Landlord from time to time.

          (ix) Tenant shall be provided with one (1) line on the Building directory for each 1,000 square feet of rentable area in the Premises.

     (b) INTERRUPTION OF SERVICES. Except for the limited abatement of Rent upon a fire or casualty described in Section 11 and except as expressly provided in this Section 6(b), Tenant agrees that Landlord shall not be liable in damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service, or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas or other fuel, or water, at the Building after reasonable effort so to do, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any cause beyond Landlord's reasonable control. Except in cases of emergency, Landlord shall give Tenant reasonable prior notice of any delay or diminution in any service and shall use reasonable efforts to minimize any inconvenience to Tenant where such delay or diminution is the result of Landlord's voluntary actions. Such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. If Landlord ceases to furnish any of the services referred to in this Section 6 or such --------- services are interrupted, and if (i) such cessation does not arise as a result of an act or omission of Tenant, (ii) such cessation does not arise as a result of a matter or condition affecting two or more city blocks, such as a city-wide power outage, (iii) as a result of such cessation, the Premises or any material portion thereof is rendered untenantable (meaning for the purposes of this Section 6(b) a lack of elevator access or Tenant's inability to use the ------------- Premises or such material portion thereof in the normal course of its business) and Tenant in fact so ceases to use the Premises or such material portion thereof for the normal conduct of its business, and
          (iv) such cessation continues for a period of five (5) business days, then, the Rent payable hereunder shall be equitably abated based upon the percentage of the space in the Premises so rendered untenantable and not being used by Tenant. The foregoing abatement of Rent shall become effective as of the first business day following the day the Premises or such material portion thereof becomes untenantable and Tenant ceases to use such space for the normal conduct of its business.

     (c) CHARGES FOR SERVICES. Charges for any service for which Tenant is required to pay, from time to time hereunder, including but not limited to hoisting services or after hours heating or air conditioning shall be due and payable at the same time as the installment of Rent with which they are billed, or if billed separately, shall be due and payable within thirty (30) days after such billing. If Tenant shall fail to make payment for any such services within five (5) days following Landlord's written demand therefor (which demand shall be in addition to the original billing therefor), Landlord may, without further notice to Tenant, discontinue any or all of such additional services until Tenant pays all amounts due, and such discontinuance shall not be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its other obligations under this Lease.

     (d) ENERGY/NATURAL RESOURCES CONSERVATION. Notwithstanding anything to the contrary in this Section 6 or elsewhere in this Lease, Landlord shall have the right to institute such policies, programs and measures as may be reasonably necessary for the conservation, recycling and/or preservation of energy and natural resources or energy or natural resource related services, or as may be required to comply with any applicable codes, rules and regulations, whether mandatory or voluntary. Any such voluntary policies, programs and measures taken by Landlord shall not materially adversely affect the level of services provided to Landlord pursuant to this Section 6.

     (e) BILLING FOR ELECTRICITY. Tenant shall pay for the use of the electrical service to the Premises for incidental uses as described above directly to the utility company supplying electricity to the Premises based upon the existing separate metering and billing. Tenant shall be billed directly by such utility company and Tenant agrees to pay each bill promptly in accordance with its terms. In the event that Tenant cannot be billed directly, Landlord shall forward to Tenant each bill received by it with respect to such electrical usage in the Premises and Tenant shall pay it promptly in accordance with its terms.

     (f) SECURITY. Landlord and Tenant recognize the existence of certain societal problems which, depending on the circumstances at the time, may necessitate the employment of certain security measures in the day-to-day operation of the Premises and Building. Tenant hereby agrees to the exercise by Landlord and its agents of such security measures, including but not limited to, the search of all persons entering or leaving the Building, the evacuation of the Building for cause, suspected cause, or for drill purposes, the denial of any access to the Building, and other similarly related actions that Landlord deems necessary to prevent any threat of property damage or bodily injury. Notwithstanding anything herein to the contrary, the exercise of such security measures by Landlord and the resulting interruption of service and/or cessation of Tenant's business, if any, shall never be deemed an eviction or disturbance of Tenant's use and possession of the Premises, or any part thereof, or render Landlord liable to Tenant for any resulting damages, or relieve Tenant from paying Rent or performing any of its obligations under this Lease. In the event the Building is closed and Tenant is unable to (and ceases to) conduct its business therein, and if (i) such cessation does not arise as a result of an act or omission of Tenant, (ii) such cessation does not arise as a result of a matter or condition affecting two (2) or more city blocks, (iii) such cessation continues for a period of five (5) business days, and (iv) Landlord's rent interruption insurance covers the event causing the closing of the Building, then Rent payable hereunder shall be equitably abated based upon the percentage of space in the Premises rendered untenantable and not being used by Tenant. The foregoing abatement of Rent shall become effective as of the first business day following the day the Premises becomes untenantable and Tenant ceases to use such space for the normal conduct of its business.

          Tenant agrees to cooperate with Landlord in complying with the obligations set forth in the City of Chicago High Rise Building Emergency Procedures Ordinance (the "Ordinance") and any and all similar laws and ordinances and the rules and regulations promulgated pursuant thereto and Tenant agrees to make the necessary personnel of Tenant available to fulfill the "tenant" obligations under the aforesaid Ordinance, including, without limitation, those of the Fire Wardens and Emergency Evacuation Teams (as such terms are defined in the Ordinance).

7.   REPAIRS

     (a) Landlord shall, as part of Operating Expenses, keep the common areas of the Building (including, without limitation, all concourses, pedestrian passageways, elevator lobbies and restrooms on multi-tenant floors), the roof, foundation, structural elements of the Building and those portions of the mechanical, electrical, plumbing, HVAC, life safety, and other systems serving both the Premises and other areas of the Building in good order, repair and condition, including replacement or repair of all damaged or broken fixtures and appurtenances, at all times during the Term.

     (b) Except as provided in Paragraph 7(a) above, Tenant will, at Tenant's own expense, keep the Premises in good order, repair and condition at all times during the Term, subject to reasonable wear and tear, and Tenant shall promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances included in the Premises, under the supervision and subject to the approval of the Landlord, and within any reasonable period of time specified by the Landlord. If Tenant does not do so, Landlord may, but need not, after written notice to Tenant make such repairs and replacements, and Tenant shall pay Landlord the reasonable cost thereof plus a coordination fee payable to Landlord in connection with each such repair and/or replacement equal to: (i) fifteen percent (15%) of the actual total cost of any such repair or replacement costing $10,000 or less; (ii) ten percent (10%) of the actual total cost of any such repair or replacement costing more than $10,000 but less than or equal to $20,000; and (iii) five percent (5%) of the actual total cost of any such repair or replacement costing in excess of $20,000. Tenant shall pay such costs and fee within twenty (20) days after being billed therefor. Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements, installations and additions to the Premises or to the Building or to any equipment located in the Building as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental authority or court order or decree. Landlord shall, except in the event of emergency, give reasonable advance written notice of any such entry, which notice shall describe the nature, extent and duration of the proposed work. Landlord shall use reasonable efforts to minimize any interference with Tenant's business.

8.   ADDITIONS AND ALTERATIONS

     (a) Tenant shall not, without the prior written consent of Landlord, make any alterations, improvements, installations or additions to the Premises, which involve or affect the mechanical, electrical, structural, life safety or other common systems of the Building. If Tenant desires to perform decorating, painting or other work in the Premises which does not involve or affect such systems, Tenant shall provide Landlord with prior written notice thereof generally describing the work to be done. Landlord shall notify Tenant of its consent to any alterations, improvements, installations or additions which require Landlord's consent as soon as reasonably possible after Tenant's notice to Landlord of Tenant's intention to perform such work on the Premises. Landlord's consent shall not be withheld, conditioned or delayed (in each case, except as otherwise provided in this Lease) so long as such alterations, improvements, installations and additions
          (i) are consistent with the permitted uses of the Premises set forth in the Schedule to the Lease, (ii) do not adversely affect the mechanical, electrical, structural, life safety or other common systems of the Building, (iii) are in compliance with all applicable laws and other governmental or insurance company rules and regulations, and (iv) are not in conflict in any respect with Landlord's own contracts, contractor or union agreements. If Landlord consents to said alterations, improvements, installations or additions, it may impose such conditions with respect thereto as Landlord deems appropriate, including, without limitation, requiring Tenant to furnish Landlord with security for the payment of all costs to be incurred in connection with such work if such amount exceeds $500,000, insurance against liabilities which may arise out of such work, plans and specifications plus permits necessary for such work and, following completion, "as-built" drawings showing the actual location of said alterations, improvements, installations and additions. All work performed by Tenant shall be done in accordance with the Tenant/Contractor and Vendor Guidelines attached hereto as Exhibit B. That portion of any alterations, improvements, installations or additions to the Premises which involves or affects the mechanical, electrical, structural, life safety or other common systems of the Building shall be done at Tenant's expense by contractors hired by Landlord and selected by Tenant from Landlord's list of approved contractors which list shall include at least three
          (3) contractors for each trade who shall competitively price such work. Any other portions of such work may be performed at Tenant's expense by contractors hired and selected by Tenant, provided such contractors are approved in advance by Landlord, such approval not to be unreasonably withheld or delayed. Landlord shall not unreasonably delay or interfere with the performance of such work. Tenant shall promptly pay to Landlord or the Tenant's contractors, as the case may be, when due, the cost of all such work plus, in all cases requiring Landlord's consent, reimbursement to Landlord for all actual out-of-pocket expenses incurred by Landlord (including reasonable charges for time spent by employees of Landlord or its agents) in connection with such improvement, installation, alteration and/or addition. Tenant shall pay such costs within thirty (30) days after being billed therefor.

     (b) All alterations, improvements, installations and additions to the Premises, whether temporary or permanent in character, made or paid for by Landlord or Tenant, shall without compensation to Tenant become Landlord's property at the termination of this Lease by lapse of time or otherwise and shall, unless Landlord is entitled to and does request their removal (in which case Tenant shall remove the same as provided in Section 16), be relinquished to Landlord in good condition, ordinary wear and damage resulting from fire or other casualty excepted. Landlord shall not be entitled to request that Tenant remove any alterations, improvements, installations and additions to the Premises, unless Landlord has notified Tenant in writing, pursuant to Tenant's prior written request given in connection with the approval of plans for such items, that Landlord will reserve the right to require Tenant to remove such alterations, improvements, installations and additions to the Premises.

9.   COVENANT AGAINST LIENS

     Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon Landlord's title or interest in the Land, Building or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant's interest only. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Land, Building or Premises or any improvement in the Premises (whether installed or paid for by Landlord or Tenant) with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises and, if any such lien attaches or a claim for a lien is asserted, Tenant covenants and agrees to cause it to be immediately released and removed of record; provided, however, that if such lien is being contested in good faith by Tenant by appropriate proceedings diligently pursued, Tenant shall not be in default hereunder if Tenant shall, in a manner subject to Landlord's prior written approval (which approval may be withheld arbitrarily) cause such lien or claim of lien to be insured over by a title insurance company selected by Landlord (which title insurance shall, in any event, inure to the benefit of Landlord, Landlord's mortgagees and any potential purchasers of the Land or Building of which Tenant shall be notified), and provided that, in any event, such lien or claim of lien shall be released or removed within four (4) months of the date such lien first attached. If such lien is not immediately released and removed or insured over as aforesaid, Landlord, at its sole option, may take all action necessary to release and remove such lien (without any duty to investigate the validity thereof) and Tenant shall promptly upon notice reimburse Landlord for all sums, costs and expenses (including reasonable attorney's fees) incurred by Landlord in connection with such lien.

     Notwithstanding anything in this Lease to the contrary, Tenant covenants and agrees not to suffer or permit any equipment lien to attach to any of the fixtures or improvements in the Premises, whether installed and/or paid for by Landlord or Tenant.

     Notwithstanding anything in this Lease to the contrary, except as set forth in Section 16 hereof, Landlord hereby waives any lien that Landlord may have on Tenant's personal property.

10.  INSURANCE

     (a) WAIVER OF SUBROGATION. Landlord and Tenant each hereby waive any and every claim for recovery from the other for any and all loss of or damage to the Building or Premises or to the contents thereof, which loss or damage is covered by valid and collectible physical damage insurance policies, it being understood and agreed that the foregoing waiver shall also apply to the deductible under any such policy. Landlord waives any and every claim against Tenant for any and all loss of or damage to the Building or the Premises or the contents thereof which would have been covered had the insurance policies required to be maintained by Landlord by this Lease been in force, to the extent that such loss or damage is recoverable or would have been recoverable under such insurance policies. Tenant waives any and every claim against Landlord for any and all loss of or damage is recoverable or to the Building or the Premises or the contents thereof which would have been covered had the insurance policies required to be maintained by Tenant by this Lease been in force, to the extent that such loss or damage is recoverable or would have been recoverable under such insurance policies. Inasmuch as this mutual waiver will preclude the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), Landlord and Tenant each agree to give to each insurance company which has issued, or in the future may issue, to it policies of physical damage insurance, written notice of the terms of this mutual waiver, and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waiver.

     (B) COVERAGE. Tenant shall purchase and maintain insurance during the entire Term for the benefit of Tenant and Landlord (as their interest may appear) with terms, coverages and in companies reasonably satisfactory to Landlord, and with such increases in limits as Landlord may from time to time reasonably request, but initially Tenant shall maintain the following coverages in the following amounts:

          (i) Commercial General Liability Insurance naming Landlord, Landlord's management, leasing and development agents and any mortgagees designated by Landlord as additional insureds, with coverage for premises/operations, personal and advertising injury, products/completed operations and contractual liability with combined single limits of liability of not less than $5,000,000 for bodily injury and property damage per occurrence. Host Liquor Insurance, naming Landlord, Landlord's management, leasing and development agents and any mortgagees designated by Landlord as additional insureds covering any liability that might arise from the provision or use of alcoholic beverages by Tenant on the Premises in an amount reasonably satisfactory to Landlord from time to time in light of statutory limits.

          (ii) Property Insurance covering all Tenant improvements in the Premises, office furniture, trade fixtures, office equipment, merchandise and all items of Tenant's property on the Premises, which insurance shall, with respect only to Tenant improvements, name Landlord, and any mortgagees designated by Landlord as additional insureds as their interests may appear. Such insurance shall be written on an "all risks" of physical loss or damage basis including but not limited to the perils of fire, extended coverage, windstorm, vandalism, malicious mischief, sprinkler leakage, flood and earthquake, for the full replacement cost value of the covered items and in amounts that meet any co-insurance clause of the policies of insurance and shall contain a commercially reasonable deductible amount.

          (iii) Workers' Compensation Insurance with statutory benefits and Employers Liability Insurance with the following amounts: Each Accident - $500,000; Disease - Policy Limit - $500,000; Disease - Each Employee - $500,000.

          Tenant shall, prior to the commencement of the Term and on each anniversary of the Commencement Date, furnish to Landlord certificates evidencing such coverage, which certificates shall state that such insurance coverage may not be changed or cancelled without at least thirty (30) days prior written notice to Landlord and Tenant. The insurance maintained by Tenant shall be deemed to be primary insurance and any insurance maintained by Landlord shall be deemed secondary thereto.

     (c) AVOID ACTION INCREASING RATES. Tenant shall comply with all applicable laws and ordinances, all orders and decrees of court and all requirements of other governmental authorities, and shall not, directly or indirectly, make any use of the Premises (other than the Permitted Use) which may thereby be prohibited or be dangerous to person or property or which may jeopardize any insurance coverage or may increase the cost of insurance or require additional insurance coverage. If Tenant fails to comply with the provisions of this
          Section 10(c) and: (i) any insurance coverage is jeopardized and Tenant fails to correct such dangerous or prohibited use following notice within the applicable cure period set forth in Section 22 hereof; or (ii) insurance premiums are increased and Tenant fails, following notice, to cease such use within the applicable cure period set forth in Section 22 hereof, then in each event such failure shall constitute a Default by Tenant hereunder and Landlord shall have all of its remedies as set forth in this Lease.

     (d) INSURANCE MAINTAINED BY LANDLORD. Landlord agrees to maintain property insurance insuring the Building for the full replacement cost thereof (excluding the cost of excavations, foundations and footings below the lowest basement level and excluding coverage for acts of terrorism or other occurrences, the cost of which coverage makes it commercially unreasonable to purchase in Landlord's reasonable judgment) and commercial general liability insurance in amounts not less that $25,000,000.00.

11.  FIRE OR CASUALTY

     (a) Section 7 hereof notwithstanding, if the Premises or the Building (including machinery or equipment used in its operation) shall be damaged by fire or other casualty and if such damage does not cause a termination of this Lease as described in the following sentences, then Landlord shall repair and restore the damage with reasonable promptness, subject to reasonable delays for insurance adjustments and delays caused by matters beyond Landlord's reasonable control, but Landlord shall not be obligated to expend for repairing or restoring the damage an amount in excess of the proceeds of insurance recovered with respect to the damage. Landlord shall give notice to Tenant within one hundred twenty (120) days after such fire or other casualty of Landlord's reasonable estimate of the time required to complete all repairs and restorations. If in Landlord's estimate the Premises cannot be restored within one hundred eighty (180) days from the date of such fire or casualty, or if the casualty occurs within the last Lease Year and the Premises would take more than ninety (90) days to repair, then Tenant may elect in writing within sixty (60) days following the date of such notice from Landlord to terminate this Lease effective as of the date of Tenant's notice. If any such damage:
          (i) renders three (3) or more floors of the Building untenantable; or
          (ii) renders general Building systems inoperable and such systems cannot be repaired in Landlord's reasonable estimate within one hundred eighty (180) days from the date of such damage, or (iii) occurs within the last two (2) Lease Years, Landlord shall have the right to terminate this Lease as of the date of such damage upon giving written notice to the Tenant at any time within one hundred twenty (120) days after the date of such damage. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease, by virtue of any delays in completion of such repairs and restoration. Rent, however, shall abate on those portions of the Premises as are, from time to time, untenantable as a result of such damage. If Tenant does not elect to terminate this Lease as provided above and Landlord commences repairs and restoration but fails to substantially complete the necessary repairs and restoration within one hundred twenty (120) days from the estimated date of completion of the repairs and restoration, then Tenant may give Landlord written notice of Tenant's election to terminate this Lease effective as of a date thirty (30) days after Tenant's notice if the repairs and restorations are not substantially completed by such date.

     (b) Notwithstanding anything to the contrary herein set forth, Landlord shall have no duty pursuant to this Section 11 to repair or restore any alterations, additions, installations or improvements in the Premises or the decorations thereto except to the extent that the proceeds of the insurance carried by Tenant are timely received by Landlord. If Tenant desires any other or additional repairs or restoration, and if Landlord consents thereto, it shall be done at Tenant's sole cost and expense subject to all of the provisions of Sections 7 and 8 hereof. Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage, whether carried by Landlord or Tenant, for damage to any alterations, additions, installations or improvements which would become Landlord's property upon the termination of this Lease.

12.  WAIVER OF CLAIMS - INDEMNIFICATION

     To the extent not prohibited by law and subject to the waiver of subrogation contained in Section 10(a), Landlord and its partners, affiliates, officers, agents, servants and employees shall not be liable for any damage either to person, property or business or resulting from the loss of use thereof sustained by Tenant or by other persons due to the Building or any part thereof or any appurtenances thereto becoming out of repair, or due to the happening of any accident or event in or about the Building, including the Premises, or due to any act or neglect of any tenant or occupant of the Building or of any other person, unless caused by the negligence or willful misconduct of Landlord or its agents, employees or contractors. This provision shall apply particularly, but not exclusively, to damage caused by gas, electricity, snow, ice, frost, steam, sewage, sewer gas or odors, fire, water or by the bursting or leaking of pipes, faucets, sprinklers, plumbing fixtures and windows, and, except as provided above, shall apply without distinction as to the person whose act or neglect was responsible for the damage and shall apply whether the damage was due to any of the causes specifically enumerated above or to some other cause of an entirely different kind. Tenant further agrees that all personal property upon the Premises, or upon loading docks, receiving and holding areas, or freight elevators of the Building, shall be at the risk of Tenant only, and that Landlord shall not be liable for any loss or damage thereto or theft thereof. Without limiting any other provisions hereof, but subject to the provisions of Section 10(a) hereof, except for liability caused by the negligence or willful acts of Landlord or its agents, employees or contractors, Tenant agrees to defend, protect, indemnify and save harmless Landlord and its partners, affiliates, officers, agents, servants and employees from and against all liability to third parties arising out of the use of the Premises or the acts or omissions of Tenant or its servants, agents, employees, contractors, suppliers or workers.

     Except for liability caused by the negligence or willful acts or omissions of Tenant or Tenant's partners, affiliates, officers, agents, servants or employees and subject to Section 10(a) hereof, Landlord agrees to defend, protect, indemnify and save harmless Tenant and its partners, shareholders, directors, affiliates, officers, agents, servants, contractors and employees from and against all liability to third parties arising out of negligent acts or omissions of Landlord or its servants, agents, employees, contractors, suppliers or workers.

     The provisions of this Section 12 shall survive the expiration of the Term or earlier termination of this Lease or the termination of Tenant's right to possession of the Premises.

13.  NONWAIVER

     No waiver of any provision of this Lease shall be implied by any failure of either Landlord or Tenant to enforce any remedy on account of the violation of such provisions, even if such violation is continued or repeated subsequently, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Term or of Tenant's right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

14.  CONDEMNATION

     If any portion of the Premises or the Land or the Building shall be taken or condemned by any competent authority for any public or quasi-public use or purpose, Landlord shall have the right, exercisable at its sole discretion, to cancel this Lease upon not less than sixty (60) days notice prior to the date of cancellation designated in the notice. No money or other consideration shall be payable by Landlord to Tenant for the right of cancellation and Tenant shall have no right to share in the condemnation award or in any judgment for damages caused by such taking or condemnation. Nothing contained herein shall prevent Tenant from seeking its own award for moving expenses and loss of or damage to its personal property.

15.  ASSIGNMENT AND SUBLETTING

     (a) Subject to any provisions of this Section 15 to the contrary, Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, (i) assign, convey or mortgage this Lease or any interest hereunder; (ii) permit to occur or permit to exist any assignment of this Lease, or any lien upon Tenant's interest, voluntarily or by operation of law; (iii) sublet the Premises or any part thereof; (iv) advertise as available for sublet or assignment all or any portion of the Premises, except that Tenant may advertise so long as such advertising is in keeping with a standard of professionalism and Landlord is given advance notice and copies of the advertisements; or (v) permit the use of the Premises by any parties other than Tenant and its employees. Any such action on the part of Tenant shall be void and of no effect. There shall be no partial assignment of Tenant's interest in this Lease, but Tenant may sublet portions of the Premises subject to the terms and conditions hereof. Notwithstanding anything contained herein to the contrary, Landlord shall not be deemed to have acted unreasonably in its election not to consent to any such action on the part of Tenant because (aa) a Default shall have occurred and be continuing under this Lease, (bb) the proposed assignee or sublessee (the "Proposed Tenant") shall be an existing tenant or occupant of the Building, (cc) such assignment or subletting shall cause Landlord to be in breach of any "exclusive use" or similar provision contained in any other lease for space in the Building (provided that such provision shall not be in conflict with the use provision set forth in the Schedule), (dd) in the reasonable judgment of Landlord, the Proposed Tenant is of a character or is engaged in a business which would be deleterious to the reputation of the Building, or the Proposed Tenant is not sufficiently financially responsible to perform its obligations under any such assignment or sublease, or the Proposed Tenant or any of its partners, members, shareholders, employees or affiliates, or the business conducted by any of them, could pose a security risk for the Building and/or its occupants, (ee) the portion of the Premises which Tenant proposes to sublease including the means of ingress and egress thereto and the proposed use thereof, and the remaining portion of the Premises will violate any city, state or federal law, ordinance or regulation, (ff) the Proposed Tenant is a government agency (or any subdivision thereof), (gg) the Proposed Tenant is a party with whom Landlord is then negotiating a lease for space in the Building (it being understood and agreed that at the time Tenant is intending to go to the market to assign the Lease or to sublet all or a portion of the Premises Tenant may request that Landlord identify those parties with whom Landlord is then negotiating a lease for space in the Building and Landlord shall do so provided Tenant and Tenant's broker agree to utilize such list on a confidential basis and agree not to share it with any parties who have no need to know), (hh) the portion of the Premises which Tenant proposes to assign or sublease does not consist of contiguous space, provided, however, that the foregoing are merely examples of the reasons for which Landlord may reasonably not consent to any such actions by Tenant and shall not be deemed exclusive of any reason for reasonably making such election, whether similar or dissimilar to the foregoing examples. The term "sublease" and all words derived therefrom, as used in this Section 15 shall include any subsequent sublease or assignment of such sublease and any other interest arising under such sublease. Landlord's consent to any assignment, subletting or transfer or Landlord's election to accept any assignee, subtenant or transferee as the Tenant hereunder and to collect rent from such assignee, subtenant or transferee shall not release Tenant or any subsequent Tenant from any covenant or obligation under this Lease, and Tenant further expressly acknowledges and agrees that any renewal rights, expansion rights, reduction rights, rights of first offer or termination rights shall be deemed personal to the original Tenant and shall not inure to the benefit of any assignee, subtenant or transferee taking from the original Tenant. Landlord's consent to any assignment, subletting or transfer shall not constitute a waiver of Landlord's right to withhold its consent to any future assignment, subletting, or transfer. Landlord may condition its consent upon execution by the subtenant or assignee of an instrument confirming such restrictions on further subleasing or assignment and joining in the waivers and indemnities made by Tenant hereunder insofar as such waivers and indemnities relate to the affected space. Without limiting the foregoing, Tenant agrees to indemnify, defend and hold Landlord and its employees, agents, their officers and partners harmless from and against any claims made by any broker or finder for a commission or fee in connection with any subleasing or assignment by Tenant or any subtenant or assignee of Tenant.

     (b) If Tenant desires the consent of Landlord to an assignment or subletting or in the event Tenant desires to assign or sublet the Premises to Permitted Assignees (as hereinafter defined) where Landlord's consent is not required pursuant to Section 15(f) below, Tenant shall submit to Landlord, at least thirty (30) days prior to the proposed effective date of the assignment or sublease, a written notice which includes:

          (i) All documentation then available related to the proposed sublease or assignment; and

          (ii) Sufficient information to permit Landlord to determine the identity and character of the proposed subtenant or assignee and the financial condition of the proposed assignee or subtenant.

               Landlord agrees to notify Tenant as to whether Landlord consents to such assignment or sublease within thirty (30) days after receipt by Landlord of all documents required pursuant to (i) and (ii) above; provided, however, that copies of the final executed documentation must be supplied to Landlord by Tenant at least ten (10) business days prior to the effective date of such assignment or sublease and Landlord shall have an additional ten (10) business days after receipt of such revised documents, or the remainder of the original thirty
          (30) day period,
          whichever is longer, to either approve or disapprove of such assignment or sublease. If the terms of the proposed sublease or assignment change in any material respect from the terms contained in the documents previously delivered to Landlord pursuant to this subparagraph, or the identity of the sublessee or assignee changes, then Tenant shall resubmit the documentation to Landlord indicating the changes and Landlord shall have an additional thirty (30) days to either approve or disapprove of such assignment or sublease.

     (c) In addition to withholding its consent Landlord shall have the right to terminate this Lease in the event of a proposed assignment of this Lease or a proposed sublease of the entire Premises or to terminate this Lease as to that portion of the Premises which Tenant seeks to sublet, if Tenant seeks to sublease less than the entire Premises. Landlord may exercise such right to terminate by giving written notice to Tenant no later than ten (10) business days after Landlord receives all of the information required by Section 15(b) above. If Landlord exercises its right to terminate, the Lease or portion thereof shall be deemed terminated effective as of, Landlord shall be entitled to recover possession of and Tenant shall surrender such portion of the Premises on the proposed date for possession by such assignee or subtenant.

     (d) If Landlord consents to any assignment of this Lease or a sublease of the Premises, as a condition of Landlord's consent, Tenant shall pay to Landlord any reasonable attorneys' fees and expenses incurred by Landlord in connection with such assignment or sublease plus fifty percent (50%) of all Sublease Profits (as defined below) derived by Tenant from such assignment or sublease. "Sublease Profits" shall mean the entire excess (after deducting all reasonable costs of subletting) of revenues generated by the assignment of this Lease or the subleasing of the Premises over the Rent applicable thereto. All such revenues shall be applied first to reimbursement of such costs of subletting or assigning until they are paid in full. Tenant shall furnish Landlord with a sworn statement, certified by an officer of Tenant, setting forth in detail the computation of Sublease Profits, and Landlord, or its representatives, shall have access to the books, records and papers of Tenant in relation thereto, and to make copies thereof. If a part of the consideration for such assignment shall be payable other than in cash, the payment to Landlord shall be payable in accordance with the foregoing percentage of the cash and other non-cash considerations in such form as is reasonably satisfactory to Landlord. Such percentage of Sublease Profits shall be paid to Landlord promptly by Tenant upon Tenant's receipt from time to time of periodic payments from such assignee or subtenant or at such other time as Tenant shall realize Sublease Profits from such assignment or sublease. If such sublease or assignment is part of a larger transaction in which other assets of Tenant are being transferred, the consideration for the assignment or sublease shall be a reasonable allocation of the total value received minus a reasonable allocation of the total expenses incurred in connection with such transaction.

     (e) If Tenant is a partnership, a withdrawal or change, whether voluntary, involuntary or by operation of law or in one or more transactions, of partners owning directly or indirectly a controlling interest in Tenant shall be deemed an assignment of this

          Lease and subject to the provisions of this Section 15. If Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, or the sale, transfer or redemption of a direct or indirect controlling interest in the capital stock of Tenant, in one or more transactions, shall be deemed a voluntary assignment of this Lease and subject to the provisions of this Section
          15. For purposes hereof "control" shall mean possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of such corporation or other business entity through the ownership of voting, securities, by contract, or otherwise. Neither this Lease nor any interest therein nor any estate created thereby shall pass by operation of law or otherwise to any trustee, custodian or receiver in bankruptcy of Tenant or any assignee for the assignment of the benefit of creditors of Tenant.

     (f) Notwithstanding anything contained in this Section 15 to the contrary (including, without limitation, Section 15(c) above), Tenant shall have the right, upon prior written notice to Landlord but without Landlord's consent, to assign or sublet all of the Premises to Permitted Assignees (as hereinafter defined), provided that such assignment or subletting shall not relieve Tenant of its primary responsibility for the performance of all obligations of Tenant hereunder, and in the event of an assignment to a Permitted Assignee, such Permitted Assignee assumes, pursuant to an agreement in form and substance reasonably satisfactory to Landlord, the obligations of Tenant hereunder and in the event of a sublet, such sublet is governed by a form of sublease reasonably approved in advance by Landlord. As used herein, a "Permitted Assignee" shall mean (i) any entity owned or controlled by Tenant, (ii) any entity of which Tenant is a subsidiary (on any level), (iii) any entity which is under common ownership or control with Tenant, (iv) any entity into which Tenant is merged or consolidated or which consolidates into Tenant, or (v) any entity which acquires all or substantially all of the asset or stock of Tenant, provided in each case that Landlord is reasonably satisfied with the business reputation and financial condition of such entity, it being understood that if such entity has a net worth at least equal to that of Tenant on the date hereof, the financial condition of such entity shall be deemed satisfactory to Landlord. At least ten (10) business days prior to the effective date of such assignment or sublease, Tenant agrees to deliver to Landlord documentation evidencing that Landlord does not have the right to consent to such transaction pursuant to this Section 15(f). Further, Tenant agrees to deliver to Landlord, within ten (10) business days prior to the effective date of such assignment or sublease, fully executed copies of the documents effectuating such assignment or sublease.

16.  SURRENDER OF POSSESSION

     Upon the expiration of the Term or upon the termination of Tenant's right of possession, whether by lapse of time or at the option of Landlord as herein provided, Tenant shall forthwith surrender the Premises to Landlord in good order, repair and condition, ordinary wear excepted and shall, if Landlord so requires, remove those items which Landlord has previously identified as being subject to removal as described in Section 8(b) hereof. Any interest of Tenant in the alterations, improvements, installations and additions to the Premises made or paid for by Landlord or Tenant shall, without compensation to Tenant, become Landlord's property at the termination of this Lease by lapse of time or otherwise and such alterations, improvements, installations and additions shall be relinquished to Landlord in good condition, ordinary wear excepted. Prior to the termination of the Term or of Tenant's right of possession Tenant shall remove its office furniture, trade fixtures, office equipment and all other items of Tenant's movable property on the Premises. Tenant shall not have any right to remove, unless requested to do so by Landlord pursuant to Section 8(b), any alterations, improvements, installations or additions, which shall include built-in furniture or shelves and all other attached items, excluding trade fixtures. Tenant shall pay to Landlord upon demand the cost of repairing any damage to the Premises and to the Building caused by any such removal. If Tenant fails or refuses to remove any such property from the Premises within five (5) days after written notice from Landlord, Tenant shall be conclusively presumed to have abandoned the same, and title thereto shall thereupon pass to Landlord without any cost either by set-off, credit, allowance or otherwise, and at its option Landlord may: (i) accept the title to the property; (ii) or at Tenant's expense remove the property or any part in any manner that Landlord shall choose, repairing any damage to the Premises caused by such removal; and store, destroy or otherwise dispose of the property without incurring liability to Tenant or any other person. During Tenant's move from the Premises, Tenant's agents, contractors, mechanics and movers shall work in harmony and not interfere with Landlord's or another tenant's agents, contractors and mechanics. If at any time Tenant's agents, contractors, mechanics or movers shall in the judgment of Landlord violate the Contractor & Vendor Guidelines attached to the Lease as Exhibit B, Landlord shall have the right to request that such agents, contractors, mechanics or movers immediately leave the Premises and Building.

17.  HOLDING OVER

     During each month or portion thereof for which Tenant shall retain possession of the Premises or any portion thereof after the expiration or termination of the Term or of Tenant's right of possession, whether by lapse of time or otherwise, Tenant shall pay to Landlord an amount as Rent equal to 175% of the Base Rent and 175% of the Additional Rent paid by Tenant during the previous month of the Term for all of the Premises (regardless of whether Tenant retains possession of all or only a portion of the Premises) for each month Tenant so retains possession of the Premises (regardless of whether Tenant retains possession of the Premises or a portion thereof for all or only a portion of such month). Notwithstanding the foregoing, to the extent (x) Tenant retains possession of all or a portion of the Premises located on the ninth (9th) floor of the Building, but does not retain possession of any portion of the Premises located on the tenth (10th) floor of the Building, or (y) Tenant retains possession of all or a portion of the Premises located on the tenth (10th) floor of the Building, but does not retain possession of any portion of the Premises located on the ninth (9th) floor of the Building, then Tenant shall be liable only for the aforesaid amounts as they relate to that portion of the Premises located on the ninth (9th) or tenth (10th) floor of the Building, as the case may be, but such calculation shall be made with regard to all of the Premises located on such floor regardless of whether Tenant holds over on all or a portion of the Premises located on such floor. Tenant shall also pay all damages sustained by Landlord on account of such holding over; provided, however, that Tenant shall not be liable for consequential damages unless Tenant holds over for thirty (30) days or more. The provisions of this Section 17 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.

18.  ESTOPPEL CERTIFICATE

     Tenant agrees, that, from time to time upon not less than twenty (20) days prior request by Landlord, Tenant, or Tenant's duly authorized representative having knowledge of the following facts, will deliver to Landlord a statement in writing certifying: (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, a description of such modifications and that the Lease as modified is in full force and effect); (ii) the dates to which Rent and other charges have been paid; (iii) that the Landlord is not in default under any provision of this Lease, or, if in default, the nature thereof in detail; and (iv) such further matters as are set forth on the form of estoppel certificate attached hereto as Exhibit D and made a part hereof, or as may be reasonably requested by Landlord, it being intended that any such statement may be relied upon by any mortgagees or prospective mortgagees, or any prospective assignee of any Mortgagee, or any prospective and/or subsequent purchaser or transferee of all or a part of Landlord's interest in the Land and/or Building. Tenant shall execute and deliver whatever instruments may be required for such purposes within twenty (20) days following Landlord's request therefor.

19.  OBLIGATIONS TO MORTGAGEES

     (a) SUBORDINATION. This Lease is subject and subordinate to all present and future ground or underlying leases of the Land and/or improvement leases of the Building and to the lien of any mortgages or trust deeds now and hereafter in force against the Land or Building and to all renewals, extensions, modifications, consolidation and replacements thereof. At Landlord's request (and after consent from any prior mortgagee or lessor if Tenant has agreed not to so subordinate without such consent), Tenant shall execute such further instruments or assurances as Landlord may deem necessary to evidence, confirm or effectuate such subordination of this Lease thereto or, if requested, to make Tenant's interest in this Lease superior thereto. If any mortgage shall be foreclosed or property encumbered thereby is transferred in lieu of foreclosure, or if any such future ground or improvements lease or underlying lease is terminated: (i) the liability of the mortgagee, trustee, transferee, purchaser at such foreclosure sale or ground lessor or improvements lessor and the liability of a subsequent owner (all of the foregoing parties are collectively referred to as "Mortgagee") shall exist only with respect to the period during which the Mortgagee is the owner of the Land or Building and the Mortgagee shall be released from any further liability upon its transfer of ownership; and (ii) the Mortgagee shall not have any liability whatsoever for the acts of the Landlord prior to any such transfer nor any liability for any deposits made by Tenant hereunder unless Mortgagee has received such deposits; and (iii) Tenant hereby agrees to attorn to and recognize as Landlord, Mortgagee or any successor lessor under the Master Lease (as hereinafter defined) and, upon request of the Mortgagee, will execute such instruments as may be required by said Mortgagee or successor lessor under the Master Lease. Landlord shall use reasonable efforts to obtain for Tenant a Subordination, Non-

          Disturbance and Attornment Agreement from the current Mortgagee on such Mortgagee's current form; provided, however, that Landlord's inability to obtain the same shall not give Tenant any rights to terminate this Lease or negate any of the provisions hereof; provided, further however, that notwithstanding anything herein to the contrary, this Lease shall not be subordinate to any future mortgagee or deed of trust unless the Mortgagee under such mortgage or deed of trust enters into a Subordination, Non-disturbance and Attornment Agreement with Tenant on such Mortgagee's then current form.

     (b) NOTICE TO LANDLORD AND MORTGAGEE. If any act or omission by Landlord would give Tenant the right to damages from Landlord or any rights with respect to this Lease, Tenant will not sue for such damages or exercise any such rights until (i) it shall have given written notice of the act or omission to Landlord and to the holder(s) of the indebtedness or other obligations secured by any mortgage or deed of trust affecting the Premises or of any ground or underlying lease, if the name and address of such holder(s) have been furnished to Tenant within the last twelve (12)months or Mortgagee and Tenant have entered into a Subordination, Non-disturbance and Attornment Agreement as provided in Section 19(a) above; and (ii) a reasonable period of time (in light both of the time required to cure the act or omission and the effect of the act or omission on Tenant's business operations in the Premises) to cure the act or omission has elapsed following the giving of the notice, during which time Landlord and such holder(s), or either of them, their agents or employees, will be entitled to enter upon the Premises and do therein whatever may be necessary to cure the act or omission.

20.  CERTAIN RIGHTS RESERVED BY LANDLORD

     Landlord shall have the following rights, each of which Landlord may exercise without notice to Tenant (but subject to maintaining access to the Premises as described in subparagraph (iii) below), and without liability to Tenant for damage or injury to property, person or business on account of the exercise thereof, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant's use or possession of the Premises and shall not give rise to any claim for set-off or abatement of rent or any other claim:

          (i)  To change the name or street address of the Building.

          (ii) To install, affix and maintain any and all signs on the exterior or interior of the Building.

          (iii) To decorate or to make repairs, alterations, additions, installations or improvements, whether structural or otherwise, in and about the Building, or any part thereof, and for such purposes to enter upon the Premises after providing advance written notice to Tenant (except in the event of an emergency), and during the continuance of any of said work, to temporarily close doors, entryways, public space and corridors in the Building and to interrupt or temporarily suspend services or use of facilities, all without affecting any of Tenant's obligations hereunder, so long as the

               Premises are reasonably accessible and usable. Landlord shall use reasonable efforts to minimize any interference with Tenant's business.

          (iv) To furnish door keys, magnetic cards or electronic access systems for the entry door(s) in the Premises at the commencement of the Lease and to retain at all times, and to use in appropriate instances, keys or access cards to all doors within and into the Premises. Tenant agrees to purchase only from Landlord additional keys and access cards as required, to change no locks, and not to affix locks on doors without the prior written consent of Landlord. Notwithstanding the provisions for Landlord's access to the Premises, Tenant relieves and releases Landlord of all responsibility arising out of theft, robbery, pilferage and personal assault, excluding negligence or willful misconduct of Landlord or its agents. Upon the expiration of the Term or Tenant's right to possession, Tenant shall return all keys and access cards to Landlord and shall disclose to Landlord the combination of any safes, cabinets or vaults left in the Premises.

          (v) To designate and approve all window coverings used in the Building, including, without limitation, solar window coverings.

          (vi) To approve the weight, size and location of safes, vaults, vertical files and other heavy equipment and articles in and about the Premises and the Building so as not to exceed the legal live load per square foot designated by the structural engineers for the Building, and to require all such items and furniture and similar items to be moved into or out of the Building and Premises only at such times and in such manner as Landlord shall direct in writing. Tenant shall not install or operate machinery or any mechanical devices of any nature not directly related to Tenant's ordinary use of the Premises without the prior written consent of Landlord. Movements of Tenant's property into or out of the Building or Premises and within the Building are entirely at the risk and responsibility of Tenant, and Landlord reserves the right to require permits before allowing any property to be moved into or out of the Building or Premises.

          (vii) To establish reasonable controls for the purpose of regulating all property and packages, both personal and otherwise, to be moved into or out of the Building and Premises and all persons using the Building after normal office hours.

          (viii) To regulate in a reasonable manner delivery and service of supplies and the usage of the loading docks, receiving areas and freight elevators.

          (ix) To show the Premises to prospective lien holders and purchasers at reasonable times (after providing reasonable advance oral or written notice to Tenant), provided that Landlord shall use reasonable efforts to minimize any interference with Tenant's business and provided further that showings to prospective tenants shall only be permitted during the last two (2) Lease Years of the Term.

          (X) To enter the Premises at any reasonable time to inspect the Premises (after providing reasonable advance oral or written notice to Tenant), provided that Landlord shall use reasonable efforts to minimize any interference with Tenant's business.

          (xi) If Landlord elects to make available to tenants in the Building any services or supplies (or arranges a master contract therefor) in the nature of messenger services or other operational/security features for the Building, Tenant agrees to obtain its requirements, if any, therefor from Landlord or under any such contract, provided that the charges therefor are reasonable, and that the services contracted for are similar to those provided in other buildings in downtown Chicago.

21.  RULES AND REGULATIONS

     Tenant agrees to observe the rules and regulations for the Building attached hereto as Exhibit C and made a part hereof. Landlord shall have the right from time to time to prescribe additional rules and regulations for general application to all office tenants which, in its reasonable judgment, may be desirable for the use, entry, operation and management of the Premises and Building, each of which rules and regulations and any amendments thereto shall become a part of this Lease. Tenant shall comply with all of the rules and regulations; provided, however, that the rules and regulations shall not contradict or abrogate any right or privilege herein expressly granted to Tenant.

22.  DEFAULT AND LANDLORD'S REMEDIES

     (a) DEFAULT. Any one or more of the following events shall be a default ("Default") under this Lease: (i) If Tenant does not pay the Rent or any installment thereof or does not pay any other sum required to be paid by Tenant under this Lease or under the terms of any other agreement between Landlord (or Landlord's predecessors in title) and Tenant and such default shall continue for five (5) days after written notice to Tenant; or (ii) if Tenant fails to observe or perform any of the other covenants or conditions in this Lease which Tenant is required to observe and perform and such default shall continue for thirty (30) days after written notice to Tenant, provided, however, if such default does not involve a hazardous condition and is susceptible to cure but cannot, by the use of reasonable efforts, be cured within thirty (30) days, Landlord shall not exercise any of its remedies hereunder if and so long as (a) Tenant shall have commenced to cure such default within thirty (30) days and (b) Tenant shall thereafter continuously and diligently proceed to cure such default in a manner reasonably satisfactory to Landlord, and (c) such default shall be cured within one hundred twenty (120) days of such notice to Tenant; or (iii) if a default is made in the performance by Tenant of any covenant of this Lease which involves a hazardous condition and is not cured by Tenant immediately upon written notice to Tenant; or (iv) if the interest of Tenant in this Lease shall be levied on under execution or other legal process; or (v) if any voluntary petition in bankruptcy or for corporate reorganization or any similar relief shall be filed by Tenant; or (vi) if any involuntary petition in bankruptcy shall be filed against Tenant under any federal


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

          or state bankruptcy or insolvency act and shall not have been dismissed within ninety (90) days from the filing thereof; or (vii) if a receiver shall be appointed for Tenant or any of the property of Tenant by any court and such receiver shall not have been dismissed within ninety (90) days from the date of his appointment; or (viii) if Tenant shall make an assignment for the benefit of creditors; or (ix) if Tenant shall admit in writing Tenant's inability to meet Tenant's debts as they mature.

     (b) LANDLORD'S REMEDIES. If a Default occurs, Landlord may, at its sole option, with or without further notice or demand of any kind to Tenant or any other person, have any one or more of the following described remedies in addition to all other rights and remedies provided at law or in equity or elsewhere herein (provided that Landlord shall use such efforts as are required by law to mitigate any damages resulting from such Default):

          (i) Terminate this Lease and the Term created hereby, in which event Landlord may forthwith repossess the Premises. If Landlord does terminate this Lease and repossess the Premises, Landlord shall be entitled to recover forthwith, in addition to any other sums or damages for which Tenant may be liable to Landlord, as damages a sum of money equal to the greater of: (1) the excess of the present value of the Rent provided to be paid by Tenant for the balance of the Term over the present value of the anticipated fair market rent for the Premises (computed based upon the yield on U.S. Treasury obligations having a maturity closest to the Termination Date) that could be achieved for said period, after deduction of all anticipated expenses of reletting, including, without limitation, all allowances, abatements, brokerage commissions and other tenant concessions likely to be required under then-existing market conditions; or (2) the unamortized portion of any rent abatements, allowances, construction costs, brokerage commissions and other costs incurred by Landlord in connection with this Lease, as amortized on a straight-line basis with interest on the unamortized amount at twelve percent (12%) per annum over the portion of the Term during which Base Rent is payable. Should the present value of the anticipated fair market rent for the Premises, after deduction of all anticipated expenses of reletting, that could be achieved for the balance of the Term exceed the present value of the Rent provided to be paid by Tenant for the balance of the Term, Landlord shall have no obligation to pay to Tenant the excess or any part thereof or to credit such excess or any part thereof against any other sums or damages for which Tenant may be liable to Landlord.

          (ii) Landlord may terminate Tenant's right of possession and may repossess the Premises by forcible entry and detainer suit, by taking peaceful possession or otherwise, without terminating this Lease. If Landlord terminates Tenant's right of possession without terminating this Lease, Landlord shall take reasonable measures to the extent required by law, to relet the same for the account of Tenant, for such rent and upon such terms as shall be reasonably satisfactory to Landlord. Reasonable measures shall not obligate Landlord to show the Premises before showing other space in the Building to a prospective tenant. For the purpose of such reletting, Landlord is authorized to decorate, repair, remodel or alter the Premises and to relet the Premises at such rental rate (which may be higher than the rental rate then applicable under this Lease), as Landlord reasonably determines to be necessary to maximize the effective rent on reletting. If Landlord shall fail to relet the Premises, Tenant shall pay to Landlord as damages the amount of the Rent reserved in this Lease for the balance of the Term as due hereunder. If the Premises are relet and a sufficient sum shall not be realized from such reletting after paying all of the costs and expenses of all decoration, repairs, remodeling, alterations, installations and additions and the expenses of such reletting (including all allowances, abatements and other tenant concessions required under then-existing market conditions), to satisfy the Rent provided for in this Lease, Tenant shall satisfy and pay the same upon demand therefor from time to time. Tenant shall not be entitled to any rents received by Landlord in excess of the Rent provided for in this Lease. Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this
               Section 22 from time to time and that no suit or recovery of any portion due Landlord hereunder shall be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord.

     (c) JURY TRIAL WAIVER. TENANT HEREBY WAIVES ITS RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON OR RELATED TO THE SUBJECT MATTER OF THIS LEASE AND THE BUSINESS RELATIONSHIP THAT IS BEING ESTABLISHED. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY TENANT AND TENANT ACKNOWLEDGES NEITHER LANDLORD NOR ANY PERSON ACTING ON BEHALF OF LANDLORD HAS MADE ANY REPRESENTATIONS OF FACT TO INCLUDE THIS WAIVER OF TRIAL BY JURY OR HAS TAKEN ANY ACTIONS WHICH IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. TENANT ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS LEASE AND THAT LANDLORD HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS LEASE AND THAT LANDLORD WILL CONTINUE TO RELY ON THIS WAIVER IN ITS FUTURE DEALINGS WITH TENANT. TENANT FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS LEASE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL.

23.  EXPENSES OF ENFORCEMENT

     The prevailing party shall be entitled to receive from the other party hereto upon demand all reasonable costs, charges and expenses including the reasonable fees and out-of-pocket expenses of counsel (including in-house attorneys), agents and others retained by the prevailing party incurred in enforcing the obligations hereunder against the other party hereto.

24.  COVENANT OF QUIET ENJOYMENT

     Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof.

25.  REAL ESTATE BROKER

     Each party represents that it has dealt with (and only with) the Broker(s) specified in Item 8 of the Schedule as broker in connection with this Lease, and that insofar as such party knows, no other brokers negotiated this Lease or are entitled to any commissions in connection therewith. Each party agrees to indemnify, defend and hold the other and its employees, agents, their officers and partners, harmless from and against any claims resulting from a breach of the foregoing representation.

26.  MISCELLANEOUS

     (a) RIGHTS CUMULATIVE. All rights and remedies of Landlord under this Lease shall be cumulative and none shall exclude any other rights and remedies allowed by law.

     (b) INTEREST. All payments becoming due under this Lease and remaining unpaid after the expiration of any applicable notice and cure period shall bear interest from the date first due until the date paid at the greater of (i) twelve percent (12%) per annum or (ii) four percent (4%) per annum above the Prime Rate (as such term is defined in Section 3.(a)(iii) D. hereof) (but in no event at a rate which is more than the highest rate which is at the time lawful in the State of Illinois).

     (c) TERMS. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. Tenant acknowledges that "Rentable Area" as used in this Lease includes a portion of the common and service areas of the Building. Landlord makes no representation or warranty as to the rentable or usable square footage of the Premises, and Tenant agrees that Landlord's determination of the Rentable Area of the Premises and Tenant's Proportionate Share shall be conclusive and binding upon Tenant absent manifest error.

     (d) BINDING EFFECT. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Section 15 hereof.

     (e) LEASE CONTAINS ALL TERMS. All of the representations and obligations of Landlord and Tenant are contained herein and in the Exhibits attached hereto, and no modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon the Landlord or Tenant unless in writing signed by such party or by a duly authorized agent of such party empowered by a written authority signed by such party.

     (f) DELIVERY FOR EXAMINATION. Submission of the Lease for examination shall not bind Landlord in any manner, and no Lease or obligations of the Landlord shall arise until this instrument is signed by both Landlord and Tenant and delivery is made to each.

     (g) NO AIR RIGHTS. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

     (h) MODIFICATION OF LEASE. If any lender requires, as a condition to its lending funds the repayment of which is to be secured by a mortgage or trust deed on the Land and Building or either, that certain modifications be made to this Lease, which modifications will not require Tenant to pay any additional amounts or otherwise change materially the rights or obligations of Tenant hereunder, Tenant shall, upon Landlord's request, execute appropriate instruments effecting such modifications.

     (i) TRANSFER OF LANDLORD'S INTEREST. Tenant agrees that Landlord has the right to transfer its interest in the Land and Building and in this Lease. If such a transfer occurs, Landlord shall automatically be released from all liability under this Lease arising after the date of such transfer and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder arising after the date of such transfer. Tenant further acknowledges that the Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

     (j) LANDLORD'S TITLE. Nothing herein contained shall empower Tenant to commit or engage in any act which can, shall or may encumber the estate of Landlord.

     (k) PROHIBITION AGAINST RECORDING. Neither this Lease, nor the Subordination, Non-Disturbance and Attornment Agreement, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord's election.

     (l) CAPTIONS. The captions of Sections, Subsections, Paragraphs and Subparagraphs are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Sections, Subsections, Paragraphs or Subparagraphs.


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

     (m) COVENANTS AND CONDITIONS. All of the covenants of Tenant hereunder shall be deemed and construed to be "conditions," if Landlord so elects, as well as "covenants" as though the words specifically expressing or importing covenants and conditions were used in each separate instance.

     (n) ONLY LANDLORD/TENANT RELATIONSHIP. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

     (o) APPLICATION OF PAYMENTS. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease (regardless of Tenant's designation of such payments) to satisfy any obligations of Tenant hereunder, in such order and amounts, as Landlord in its sole discretion, may elect.

     (p) DEFINITION OF LANDLORD. All indemnities of Tenant contained herein which inure to the benefit of Landlord shall be construed to also inure to the benefit of (i) Landlord's beneficiaries if Landlord is a trust, (ii) Landlord's partners if Landlord is a partnership, (iii) Landlord's shareholders, officers and directors if Landlord is a corporation, (iv) any current or future mortgagees of the Land and/or Building, (v) the successors and assigns of any of the foregoing, and
          (vi) the respective beneficiaries, members, shareholders, directors, officers, partners, agents and employees, agents, managers, affiliates and employees of any persons mentioned in clauses (i) through (v) above.

     (q) TIME OF ESSENCE. Time is of the essence of this Lease and each of its provisions.

     (r) GOVERNING LAW. Interpretation of this Lease shall be governed by the laws of the State of Illinois.

     (s) PARTIAL INVALIDITY. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease (or the application of such term, provision or condition to persons or circumstances other than those in respect to which it is invalid or unenforceable) shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

     (t) SUBSTITUTION OF OTHER PREMISES. Landlord may substitute for a portion of the Premises other premises in the Building (herein referred to as the "New Premises") provided that: (i) the New Premises shall have approximately the same Rentable Area as that portion of the Premises being relocated; (ii) the New Premises shall be usable for Tenant's purpose, and (iii) the New Premises are located on the tenth (10th) floor in the Building contiguous to Tenant's existing Premises. Landlord shall improve the New Premises, at its expense, to substantially the same condition as that portion of the Premises being relocated and pay all reasonable costs incurred by Tenant in relocating to the New Premises.

27.  NOTICES

     (a) All notices to be given under this Lease shall be in writing and delivered either (i) personally upon an officer of Landlord or Tenant, as the case may be, or (ii) by depositing such notice in the United States mail, certified or registered mail with return receipt requested, postage prepaid, or (iii) via reputable overnight air courier service (such as Federal Express or Airborne) and in every case addressed as set forth in the Schedule or if no address for Tenant is inserted in the Schedule, addressed to Tenant at Tenant's present address, and, after occupancy of the Premises by Tenant, to Tenant at 233 South Wacker Drive, Chicago, Illinois 60606.

     (b) Notice via personal service shall be deemed to have been given when actually delivered. Notice given by certified or registered mail shall be deemed to have been given on the second business day after the date that the notice is deposited into the mail postage prepaid. Notice given via air courier shall be deemed given one (1) business day after it is accepted by said courier for next day delivery.

     (c) Either Landlord or Tenant may change the location at which it receives notices to another location within the United States of America upon not less than ten (10) days notice to the other pursuant to this
          Section 27.

28.  LIMITATION OF LIABILITY

     Tenant, and any person claiming an interest in the Premises through or under Tenant, each agree to look solely to the interests of Landlord, Beneficial Fee Owner and Land Trustee from time to time in the Land and Building, and no judgments against such persons may be satisfied out of any other assets. In no event shall Landlord, Beneficial Fee Owner or Land Trustee (or any of their respective officers, directors, agents, advisors, managers, shareholders, partners, beneficiaries, affiliates or successors and assigns) ever have any personal liability for any covenant, agreement, obligation, warranty, representation, indemnity or undertaking under this Lease or otherwise or be answerable or liable in any equitable, judicial or administrative proceeding or order.

29.  RIGHT OF FIRST OFFER

     If at any time prior to the last twelve (12) months of the Term, any space adjacent to the Premises becomes available for leasing to tenants on the ninth (9th) (but only if Tenant is then occupying space on the 9th floor) or tenth (10th) floors of the Building, and if Tenant is not then in Default hereunder, then Landlord shall not lease such space to any party without first giving Tenant (i) notice of the availability of such space which shall include a description of the space, the proposed term and rental rate (including escalations, if any), abatements and allowances, if any, and other economic concessions that Landlord believes that it would agree to with respect to such space (the "Offered Terms") and (ii) ten (10) days after the date of such notice in which to commit in writing to lease such space on the Offered Terms for the remainder of Term, taking into account any modifications in such Offered Terms required by the fact that the remaining Term may be longer or shorter than that proposed by Landlord, and otherwise on the terms, covenants and conditions contained in this Lease. If Tenant fails, refuses or is otherwise unable to commit to such a lease within the ten (10) day period, Landlord shall have the right to lease the space to any third party or parties on such terms as are acceptable to Landlord, subject to Tenant's Expansion Option(s) hereunder, if any.

30.  TENANT'S OPTION TO RENEW

     The Tenant is hereby granted one (1) five (5) year option to renew the Lease ("Renewal Option"). If the Tenant desires to exercise the Renewal Option, it shall so notify the Landlord, in writing, not later than the first day of the twelfth (12th) month prior to the then current expiration date of the Term. Such notice shall only be effective if delivered at a time when the Tenant is not in Default hereunder or otherwise in default in the performance of any of its obligations under the terms and provisions of this Lease. Within thirty (30) days following its receipt of Tenant's notice of its desire to exercise the Renewal Option, given at the time and in the manner provided above, Landlord shall prepare and transmit to Tenant an appropriate amendment to this Lease extending the Term for five (5) years ("Extended Term") and specifying (i) the Base Rent for such extension, which shall be the base rental rate then being offered and accepted by Landlord to other tenants of comparable size and location renewing leases in the Building, as reasonably determined by Landlord and evidenced by recent transactions which shall be disclosed to Tenant ("Market Rent") and (ii) that all other terms and conditions during the Extended Term are the same as those during the Term, except for any expansion rights, reduction rights or limitations on taxes and operating expenses. In the event the Tenant shall fail for any reason to execute and deliver the lease amendment within twenty (20) business days of Tenant's receipt of the same, Tenant's purported exercise of its Renewal Option shall be of no force or effect and the Renewal Option shall become null and void. In the event Tenant shall be in Default hereunder at the commencement of the Extended Term then, at Landlord's option, Tenant's purported exercise of its Renewal Option shall be of no force or effect and the Renewal Option shall become null and void.

31.  SPECIAL IMPROVEMENTS

     (a) USE OF BUILDING STAIRWELLS. Tenant shall have the right to use the existing Building stairwells located at the northeast, southeast and southwest corners of the Building for access between the ninth and tenth floors in the Premises, subject to all applicable governmental laws and regulations which may, at any time, prohibit or restrict such usage. Tenant, at Tenant's sole cost and expense, prior to such use, shall install a card key or similar access system reasonably acceptable to Landlord on the stairwell side of each door leading into the Premises from such stairwell. Landlord shall not be responsible for any maintenance, decorating or other improvement of such stairwell. Landlord reserves the right to establish such reasonable rules and regulations as may be necessary with respect to Tenant's use thereof.

     (b) SIGNAGE. Landlord approves Tenant's installation of a sign at both the floor elevator lobby and the entrance to Tenant's space on each floor of the Premises identifying

          Tenant. All such signs shall be of a size and quality consistent with similar signs elsewhere in the Building.

     (c) ROOFTOP COMMUNICATIONS EQUIPMENT. Tenant shall have the right to install a microwave antenna on the roof of the Building provided that such antenna is used solely for Tenant's business purposes and provided further that such installation meets all requirements established by law and by Landlord with respect to other communication activities taking place on the roof. Tenant acknowledges that major communications operations are conducted on the roof of the Building and that the rights of such users shall be superior to those of Tenant. There shall be no monthly rental for Tenant's installation and use of such a microwave antenna. Tenant shall reimburse Landlord for all out-of-pocket costs incurred in obtaining access to the Building communications shaft, installing any necessary cabling and the rooftop installation. All such installation shall be done by contractors satisfactory to Landlord at times and under conditions specified by Landlord.

     (d) METROPOLITAN CLUB. Landlord shall cause the initiation fee at the Metropolitan Club to be waived for twenty (20) of Tenant's employees. In addition the basic monthly membership fee for the first eighteen
          (18) months of the Term for such twenty employees shall also be waived. Such employees may upgrade their membership to include a health club membership for $25 per month during such eighteen month period. After such eighteen month period all fees shall be paid by Tenant or its employees.

     IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

                                        LANDLORD:

                                        233 S WACKER LLC,
                                        A DELAWARE LIMITED LIABILITY COMPANY


                                        By: /s/ John M. Houston
                                            ------------------------------------
                                        Its: Authorized Member


                                        TENANT:

                                        SPSS, INC.
                                        A DELAWARE CORPORATION


                                        By: /s/ Raymond H. Panza
                                            ------------------------------------
                                        Its: Executive Vice President,
                                             Corporate Operations and Chief
                                             Financial Officer


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